EXHIBIT 3.1
CERTIFICATE OF AMENDMENT
TO
RESTATED CERTIFICATE OF INCORPORATION
OF
MARTEK BIOSCIENCES CORPORATION
     Martek Biosciences Corporation, a corporation duly organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
     1. The initial date of incorporation of the Corporation in the State of Delaware is May 13, 1985. The name under which the Corporation was originally incorporated was Algatex, Inc.
     2. The Restated Certificate of Incorporation of the Corporation was filed with and accepted by the Secretary of State of the State of Delaware on December 1, 1993 (as heretofore amended, supplemented and restated the “Restated Certificate of Incorporation”).
     3. This Certificate of Amendment to the Restated Certificate of Incorporation was declared advisable by the Board of Directors at a meeting of the Board of Directors on January 19, 2007, and approved by the stockholders at the Annual Meeting of the Stockholders of the Corporation held on March 15, 2007 and, therefore, the Certificate of Amendment has been duly accordance with Section 242 of the General Corporation Law of the State of Delaware.
     4. Article SIXTH of the Restated Certificate of Incorporation of the Corporation is deleted in its entirety and replaced with the following:
     SIXTH: The authorized number of directors of the Corporation shall be not less than 3 and not more than 15. The number of directors within this range shall be stated in the Corporation’s By-Laws, as they may be amended from time to time. Following the 2007 annual meeting of stockholders, each director who shall thereafter be elected by stockholders shall be elected for a term expiring at the next annual meeting of stockholders and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation, removal or disqualification.

The election of Directors of the Corporation need not be by written ballot, unless the By-laws of the Corporation shall so provide.
     Any or all of the directors of the Corporation may be removed from office at any time, but only by the affirmative vote of the holders of eighty percent (80%) of the outstanding stock of the Corporation then entitled to vote generally for the election of directors, given at a duly called annual or special meeting of stockholders.
     The directors remaining in office, acting by a majority vote, or a sole remaining director, although less than a quorum, are hereby expressly delegated the exclusive power to fill any vacancies in the Board of Directors, however occurring, whether by an increase in the number of directors, death, resignation, retirement, disqualification, removal from office or otherwise, and any director so chosen shall hold office for a term of office expiring on the date of the next election of directors by the stockholders and until such director’s successor shall have been elected and shall have qualified, or until such director’s earlier resignation, removal from office, death or incapacity.
     6. Article TENTH of the Restated Certificate of Incorporation of the Corporation is deleted in its entirety and replaced with the following:
     TENTH: The Corporation reserves the right from time to time to make any amendments of its charter which may now or hereafter be authorized by law, including any amendments changing the terms or contract rights, as expressly set forth in its charter, or any of its outstanding stock by classification, reclassification or otherwise; but no such amendment of which changes such terms or contract rights of any of its outstanding stock shall be valid unless such amendment shall be authorized by not less than a majority of the aggregate of votes entitled to be cast thereon by a vote with or without a meeting.
[signature page follows]

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Restated Certificate of Incorporation to be signed by its Senior Vice President, General Counsel and Secretary on this 18th day of April, 2007.

MARTEK BIOSCIENCES CORPORATION
By:	/s/ David Feitel
	Name:	David Feitel
	Title:	Senior Vice President, General Counsel and Secretary